UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2024

AVANT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-225433 (Commission File Number)	38-4053064 (I.R.S. Employer Identification Number)

c/o Eastbiz.com, Inc 5348 Vegas Drive, Las Vegas, NV 89108

(Address and telephone number of principal executive offices)

(Issuer’s telephone number)

(866) 533-0065

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2024, Avant Technologies Inc. (the “Company” or “Avant”) entered into a Joint Venture and License Agreement (the “License Agreement”) with Ainnova Tech Inc. (“AINN”), which became effective as of November 11, 2024 (the “Effective Date”). Under the License Agreement, Avant and AINN will form a new Nevada Corporation called “Ai-Nova Acquistion Corp” (“AAC”) and contribute the proprietary rights to both North America (The United States and Canada) and Europe.

Ainnova Tech is an Artificial Intelligence company focused on healthcare that has developed software for early detection of diseases through retinal scans and an innovative device for automatic retinal imaging in an accessible way. Currently detecting Diabetic Retinopathy and other retinal diseases; where it maintains and supports the source codes of its proprietary technologies, including Vision AI (“Technology Portfolio”). AINN has developed a Health tech solution based on the Artificial Intelligence that is ready for commercialization, as well as certain derivative technologies, which will position AAC to further develop or license certain code sources in the United States, Canada and Europe. In addition to the Technology Portfolio, AINN will contribute the Vision AI technology, as well as all of the associated technology associated to Retina scanning, services and resources for the development of the Technology Portfolio, including licensing agreements to AAC.

Avant will contribute all of the capital required by AAC`s formation and operation for the next twelve (12) months, not to exceed $20,000,000 USD in capital and its resources in exchange for the of common stock of AAC (“AAC Shares”). Avant will use its best efforts and also assist in arranging additional funding, as needed, at no cost to AINN. The ownership of AAC shall be 50% Avant and 50% AINN (each a “Member” and together, the “Members”).

The Distributions of profits from AAC will be made to the Members as follows: first, AINN to receive the balance sheet value of its business contributed to AAC; second, Avant to receive the capital it contributed to AAC; third, to AINN and Avant in accordance with their respective percentage ownership interests. AAC will be governed and operated pursuant to the terms of a limited liability company agreement. The parties agreed to expand the territories granted for the Technology Portfolio under the license to AAC to include the entire continental United States, Canada and Europe. AAC will issue 2,000,000 shares of common stock of AAC. AAC is strategically positioning its business and is seeking third parties to license, acquire, joint venture or enter such other strategic transaction with respect to the Technology Portfolio.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as an Exhibit 10.1 to this Current Report.

The foregoing descriptions of the Joint Venture and License Agreement are qualified in their entirety by reference to the full text of such agreement, copy of which are attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Joint Venture and License Agreement between Avant Technologies Inc. and Ainnova Tech Inc. dated November 8, 2024

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 12, 2024	AVANT TECHNOLOGIES INC.

	By:	/s/	Vitalis Racius
		Name:	Vitalis Racius
		Title:	Chief Financial Officer, Director & Treasurer